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                                                                EXHIBIT 10.37


                                   AGREEMENT



         This Agreement is entered into as of this 8th day of February, 1996, by and between Platinum Software Corporation, a Delaware corporation (the "Company"), and Michael J. Simmons ("Simmons"), with reference to the following:


                                    RECITALS


         A.      Simmons is the Chief Financial Officer of the Company; and

         B. The Company and Simmons desire to assure that the Company will have the continued dedication of Simmons and to provide Simmons with the compensation and benefits arrangements set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

         1. Involuntary Termination or Constructive Termination of Employment. In the event that (i) the employment of Simmons by the Company is involuntarily terminated, with or without cause, or (ii) a "Constructive Termination" (as defined below) of the employment of Simmons has occurred, then in either such event, (A) all of the options to purchase shares of Common Stock of the Company held by Simmons, as set forth on Exhibit A hereto (collectively, the "Options"), shall immediately vest and become exercisable, and (B) in the event such involuntary termination or Constructive Termination occurs within one year from the date hereof, Simmons shall receive a severance benefit equal to his total compensation for the twelve months prior to termination as would have been reflected in a Form W-2, payable as a lump sum or in installments at the option of Simmons. For the purposes of this Agreement, "Constructive Termination" shall be deemed to occur if (i) there is a material adverse change in Simmons' title or job function, causing it to be of less stature or of less responsibility than his existing position as Chief Financial Officer, (ii) a reduction of more than fifteen percent (15%) of Simmons' base compensation shall occur, or (iii) Simmons shall be required to relocate his residence more than fifty (50) miles from his existing residence.

         The severance payments payable to Simmons as set forth in Clause (B) above shall be in lieu of and not in addition to the severance payments payable to Simmons pursuant to the letter agreement dated April 29, 1994 between Simmons and the Company. However, if for any reason the severance payments as set forth in Clause (B) above are not payable to Simmons, Simmons shall be entitled to such payments, if any, as are provided under the terms and provisions of the letter agreement dated April 29, 1994.

         2. Voluntary Termination of Employment. In the event that Simmons shall voluntarily terminate his employment with the Company, the next vesting installment of the Options shall accelerate such that the number of Options which shall be exercisable as of the date of termination





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shall be the number of Options exercisable on the next date of vesting following the date of termination.

         3. Consulting. In the event of any termination of employment, whether pursuant to paragraph 1 or 2 above, Simmons shall remain available to provide advice and consulting to the Company, as requested by the Board of Directors, subject to his availability, existing commitments and schedule, for a period of fifteen (15) months following such termination. As a result, Simmons shall be deemed to continue to be a "Service Provider" to the Company for the fifteen (15) month period; provided, however, that except as provided in Section 1 or Section 2 above, the Options shall not continue to vest following the date of termination of Simmons' employment. The Options as so vested on the date of termination shall accordingly be exercisable by Simmons for a period of eighteen (18) months following any such termination of employment.

         4. General. This Agreement, together with the agreements relating to the Options, constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior contemporaneous written or oral agreements and understandings of the parties. This Agreement may be executed in one or more counterparts, all of which taken together shall constitute one agreement. This Agreement shall be construed under and enforced in accordance with and governed by the laws of the State of California.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

                                      PLATINUM SOFTWARE CORPORATION


                                      By:
                                          --------------------------------------
                                          Richard Goeglein
                                          Chairman of the Compensation Committee


                                          --------------------------------------
                                          Michael J. Simmons





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                                   EXHIBIT A



OPTIONS                                                                         EXERCISE PRICE*
- -------                                                                         ---------------
Option to Purchase 20,000 Shares of Common Stock (4/17/94 Grant - 1993 Plan)         $4.25
Option to Purchase 20,000 Shares of Common Stock (5/23/94 Grant - 1994 Plan)         $5.625
Option to Purchase 100,000 Shares of Common Stock (9/1/94 Grant - 1994 Plan)         $7.375

- ----------

* Effective February 8, 1996, all of the Options were repriced to an exercise price of $3.50 per share.





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